Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 002-86711 on Form N–1A of our reports dated December 14, 2022, relating to the financial statements and financial highlights of Fidelity Advisor Focused Emerging Markets Fund and Fidelity Advisor International Capital Appreciation Fund, each a fund of Fidelity Advisor Series VIII, appearing in the Annual Reports on Form N-CSR of Fidelity Advisor Series VIII for the year ended October 31, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 21, 2022